Exhibit 5.5

March 15, 2013

Ruby Tuesday

150 West Church Avenue

Maryville, TN 37801

Re:    Ruby Tuesday, Inc. Registration Statement on Form S-4 in connection with up to $238,500,000 7 5/8% Senior Notes due 2020

Ladies and Gentlemen:

We have acted as special local counsel with respect to the laws of the State of Kansas to RT KCMO, Inc. a Kansas corporation (the “Kansas Guarantor”), in connection with the filing of a Registration Statement on Form S-4, as amended or supplemented (the “Registration Statement”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), relating to the exchange by Ruby Tuesday, Inc., a Georgia corporation (the “Issuer”), of up to $238,500,000 aggregate principal amount of the Issuer’s 7 5/8% Senior Notes due 2020 (the “Old Notes”), for a new series of notes bearing substantially identical terms and in like principal amount to the Old Notes (the “New Notes”), which New Notes are to be registered under the Act pursuant to the Registration Statement (the foregoing, the “Transaction”). The New Notes are to be issued pursuant to the Indenture, dated as of May 14, 2012 (the “Indenture”), among the Issuer, the subsidiaries of the Issuer listed on the signature pages thereto, and Wells Fargo Bank, National Association, as trustee. The payment obligations of the Issuer pursuant to the New Notes are to be guaranteed by the Kansas Guarantor pursuant to and as set forth in Article 10 of the Indenture (the “Guarantee”).

In connection with this opinion, we have examined the following documents:

i.        the form of the New Notes;

ii.       an executed copy of the Indenture;

iii.      the Registration Statement;

iv.      photocopies of the articles of incorporation and bylaws of the Kansas Guarantor and applicable resolutions of the directors of the Kansas Guarantor pertaining to the Transaction, certified as being complete, true and correct by the secretary of the Kansas Guarantor;

Ruby Tuesday

March 15, 2013

v.	certificates issued by the Kansas Secretary of State, dated March 15, 2013, relating to the good standing of the Kansas Guarantor in the State of Kansas; and

vi.	originals or copies of such other corporate documents and records of the Kansas Guarantor and certificates of officers of the Kansas Guarantor as we have deemed necessary as a basis for the opinions expressed herein.

In such examination, we have assumed the genuineness of all signatures, the legal competency of each individual executing any such documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies of originals and the authenticity of the originals of such copies. As to all factual matters material to the opinions expressed herein, we have (with your permission and without any investigation or independent verification) relied upon, and assumed the accuracy and completeness of, such certificates and corporate documents and records and the statements of fact and representations and warranties contained in the Indenture and the other documents and instruments examined by us. In connection with this opinion, we have assumed that the New Notes will be issued and sold in the manner described in the Registration Statement. Our opinions set forth herein are subject to compliance with (i) the pertinent provisions of the Act and, with respect to the Indenture and the Guarantee, the Trust Indenture Act of 1939, as amended and (ii) such securities or “blue sky” laws of any jurisdiction as may be applicable.

Based solely upon the foregoing and subject to the comments, qualifications and other matters set forth herein, we are of the opinion that:

1. The Kansas Guarantor is validly existing under the laws of the State of Kansas.

2. The Kansas Guarantor has all necessary corporate power and authority to perform its obligations under the Indenture (including the Guarantee therein).

3. The execution and delivery of the Indenture (including the Guarantee therein) has been duly authorized by all requisite corporate action on the part of the Kansas Guarantor.

In rendering this opinion we have made no examination of and express no opinion with respect to (i) the characterization of the Transaction, the New Notes or the Guarantee under tax laws and regulations or the tax liabilities of the parties with respect thereto, (ii) matters of anti-trust laws, (iii) matters relating to the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level), and similar matters of local law, and judicial decisions to the extent that they deal with any of the foregoing, (iv) matters of securities laws, including, without limitation, any blue sky laws, (v) compliance with applicable antifraud statutes, rules or regulations, (vi) matters of anti-money laundering laws, or (vii) insolvency, pension, employee benefit, environmental, intellectual property, banking, insurance, labor, health or safety laws. Without limiting the foregoing, no opinion is expressed herein with respect to (a) the qualification of the New Notes or the Guarantee under the securities or blue sky laws of any federal, state or any foreign jurisdiction, (b) the compliance with any federal law, rule or regulation relating to securities, or to the sale or issuance thereof or (c) the Trust Indenture Act of 1939, as amended.

Ruby Tuesday

March 15, 2013

The opinions expressed herein are limited to the substantive laws of the State of Kansas. The opinions expressed herein with respect to the existence of the Kansas Guarantor in the State of Kansas are based solely upon the certificates of good standing reviewed by us. In rendering the opinions expressed herein, we have assumed that no action that has been taken by the Kansas Guarantor in connection with the matters described or referred to herein will be modified, rescinded or withdrawn after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and to the reference to our firm under the caption “Validity of Securities” in the prospectus contained in the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matter. The opinions expressed herein are rendered as of the date hereof. We do not undertake to advise you of matters that may come to our attention subsequent to such time as the Registration Statement is declared effective and that may affect the opinions expressed herein, including without limitation, future changes in applicable law. This letter is our opinion as to certain legal conclusions as specifically set forth herein and is not and should not be deemed to be a representation or opinion as to any factual matters. The opinions expressed herein may not be quoted in whole or in part or otherwise used or referred to in connection with any other transactions; however, Davis Polk & Wardwell LLP may rely upon this opinion as if it were addressed to such firm in connection with the opinion of such firm to be filed with the SEC with respect to the Transaction.

Very truly yours,

/s/ BRYAN CAVE LLP